Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
Waste Services, Inc.
Scottsdale, Arizona
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 20, 2003, except for the effect of the restatement related to the beneficial conversion feature as described in Note 1 to the financial statements included in the 2002 Form 20-F/A (Amendment No. 2) of Capital Environmental Resource Inc., which is as of November 4, 2003 relating to the consolidated financial statements which appear in Waste Services Inc’s annual report to shareholders for the year ended December 31, 2004 on Form 10-K.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Toronto, Canada

August 11, 2005